Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES INTENT TO CONDUCT RIGHTS OFFERING

DALLAS, TEXAS, November 25, 2013…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that, subject to applicable regulatory approvals, it intends to conduct a rights offering, which will allow the Company to raise equity capital through the sale of its common shares. Certain terms of the rights and the record date to determine those shareholders entitled to receive the rights will be announced at a later date.

In connection with this offering, the Company anticipates that it will distribute, at no charge, to its common shareholders, one subscription right for every four shares of common stock held of record as of the record date (currently approximately 54.6 million rights). Each subscription right will entitle the holder thereof to purchase one common share at a cash subscription price of $5.00 per share. If all of the rights are exercised, the Company would raise approximately $272.9 million. The Company currently plans to distribute transferable rights that will be listed on the New York Stock Exchange.

The distribution of the rights and the commencement of the rights offering may occur only after a registration statement to be filed by the Company with the Securities and Exchange Commission (“SEC”) becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state or jurisdiction.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO, including when available, copies of the prospectus relating to the rights offering may be obtained by contacting Chris Peracchi, Director of Finance and Investor Relations and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. There can be no assurance that this transaction will proceed as described in this release. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.